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FOR IMMEDIATE RELEASE
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HAUPPAUGE, N.Y., September 25, 1998 -- Allied Digital Technologies Corp.
(AMEX: ADK) announced that the Merger and related financings were consummated on Thursday, September 24, 1998.

As previously announced, under the terms of the Merger Agreement, stockholders will receive $5.00 per share in cash, other than shares held by 399 Venture Partners, Inc. and certain management members which will be retained following the Merger. Following the Merger, the Company will no longer be publicly traded.

Allied is one of the leading multimedia duplicators of CDs, CD-ROM, audiocassettes and videocassettes in the United States. It is a project management supplier capable of performing every phase of a job from concept designing to delivery of the finished product in any media format.

For information, contact:

Dick Gersh
Richard Gersh Associates, Inc.
(212) 757-1101